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                                                                   EXHIBIT 10.14

                      [NATIONAL ENERGY GROUP, INC. LOGO]



                               November 24, 1998



Mr. Miles D. Bender
2809 Milton
Dallas, TX 75205

         Re:  Separation Agreement

Dear Miles:

National Energy Group, Inc. (the "Company") recognizes the issues you have raised with respect to the Company's termination of your employment. This letter confirms the discussions we have held concerning the termination of your employment from the Company, and the Company's offer and your acceptance of this proposed settlement and separation agreement (this "Separation Agreement") on the terms set forth below.

1. Resignation; Termination of Employment. Your employment with the Company as President and Chief Executive Officer is terminated effective November 24, 1998 (hereinafter the "Separation Date"), at which time your Executive Employment Agreement effective January 1, 1996 (the "Employment Agreement") shall also terminate.

2. Salary and Benefits. In accordance with the Company's existing policies, you have received, will receive, or are receiving with this letter the following payments and benefits pursuant to your employment with the Company and your participation in the Company's benefit plans:

      (a)   Payment of your regular base salary through November 30, 1998;
            and

      (b) Payment of accrued and unused vacation leave, if any, through the Separation Date.

            The amounts paid in accordance with subparagraphs (a) and (b) of this Paragraph 2 are gross amounts, subject to lawful deductions, including any deductions you have previously authorized or authorize prior to your Separation Date.


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Mr. Miles D. Bender
November 24, 1998
Page 2


      Your paid group health insurance benefits are paid through December 31, 1998. After the Separation Date, you are entitled at your option to continue your group health insurance coverage at your expense in accordance with applicable law. Please complete the COBRA election form which will be furnished to you if you elect to continue such insurance coverage.

      Payment of any benefits to which you have vested entitlements under the terms of the employee benefit plans established by the Company (including but not limited to the Company 401(k) Plan and Employee Stock Purchase
      Plan) shall be paid to you in accordance with the provisions of such plans.

      The Company will settle promptly all authorized reimbursable business expenses, if any, when you have submitted appropriate expense reports along with the required receipts and documenting information. To be eligible for reimbursement of these expenses, they must be submitted by the close of business on or before December 7, 1998.

3. Settlement Consideration. In consideration of the General Release, the Confidentiality of Separation Agreement and Nondisparagement provision, and the Agreement Regarding Solicitation of Employees and Consultants set forth in this Separation Agreement, and contingent upon your acceptance of the terms contained herein, the Company offers you the following Settlement Consideration, in addition to the compensation you will receive pursuant to Paragraph 2:

      (a) Settlement Payment. A lump-sum, cash settlement payment of $395,764.43, payable concurrently with the execution and delivery to the Company of both this Separation Agreement and the Reaffirmation of Separation Agreement described in Paragraph 13 hereof;

      (b) Stock Options. Any stock options granted to you shall continue to vest in accordance with the 1996 Incentive Compensation Plan for so long as you continue as a member of the Board of Directors of the Company;

      (c) Cellular Telephone; Laptop Computer. The Company shall allow you to retain your cellular telephone and laptop computer;

      (d) Transfer of Vehicle. Concurrent with the execution and delivery to the Company of both this Separation Agreement and the Reaffirmation of Separation Agreement described in Paragraph 13 hereof, the Company shall transfer to you the ownership of that certain 1996 Infinity, VIN No. JNKNGO1D4TM400349; provided that you


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Mr. Miles D. Bender
November 24, 1998
Page 3


            shall pay all transfer, license, sales and other taxes, fees and/or assessments payable in connection with such transfer of ownership;

      (e) Indemnification for Official Acts. The Company shall, to the fullest extent permitted under applicable law, defend and indemnify you and hold you harmless against any costs or expense (including reasonable attorneys' fees), judgments, fines, losses, claims, damages and liabilities incurred in connection with, and amounts paid in settlement of, any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and wherever asserted, brought or filed, arising out of or pertaining to any acts or omissions or alleged acts or omissions by you in your capacity as an officer and/or director of the Company or any of its subsidiaries. The foregoing shall be in addition to and not in lieu of any indemnification rights you may currently have by virtue of the Company's certificate of incorporation, bylaws, resolutions or otherwise, which shall continue in full force and effect notwithstanding any other provisions of this Separation Agreement. EXCEPT FOR WILLFUL CRIMINAL ACTS BY YOU, THE FOREGOING INDEMNIFICATION PROVISIONS SHALL APPLY NOTWITHSTANDING YOUR SOLE OR CONTRIBUTORY NEGLIGENCE OR STRICT LIABILITY; and

      (f) Directors' and Officers' Liability Insurance. To the extent the Company maintains any policy of insurance applicable to directors and officers of the Company following the date of execution of this Separation Agreement, it shall arrange for your continued coverage under such policy for so long as you remain a director of the Company.

4. Return of Property. Whether or not you accept the terms of this Separation Agreement, except as provided in Paragraph 3, you must return to the Company any and all items of its property, including without limitation: office keys, security access cards, equipment, credit cards, forms, files, manuals, correspondence, business records, personnel data, lists of employees, salary and benefits information, work product, maps, data and files relating to wells, leases, partners and/or contractors, seismic data and files, contracts, contract information, Prospect information and plans for future Prospects, brochures, catalogs, computer tapes and diskettes, and data processing reports, and any and all other documents or property which you have had possession of or control over during the course of your employment, and which you have not already returned to the Company. You agree that you will return such property to the Company by no later than the close of business on or before December 2, 1998, or as soon thereafter as is possible with respect to any items not then immediately available or which you later find in your possession. The provisions of this Paragraph 4 do not prohibit the maintenance by you of copies of any non-confidential, non-

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Mr. Miles D. Bender
November 24, 1998
Page 4


      proprietary information, such as reading files, work papers, calculations, flowcharts and other similar information reflecting the performance of your job duties and responsibilities.

5. Use of Confidential Information. You acknowledge and agree that, except for your knowledge and training to compete in the marketplace and except for information which is now or in the future becomes available in the public domain, all of the non-public documents and information to which you have had access during your employment, including but not limited to all information pertaining to any specific business transactions in which the Company or any other Company Released Parties (as defined in Paragraph 6(a) below) were, are, or may be involved, all information concerning salary and benefits paid to employees of the Company or any of the other Company Released Parties, all personnel information relating in any way to current or former employees of the Company or any of the other Company Released Parties, all non-public information obtained in the course of employment pertaining to acquisitions, divestitures, wells, Prospects and development plans of the Company or any of the other Company Released Parties, lease holdings and lease block bid information and strategies, all financial budgetary information, all other information specified in Paragraph 4 above, and in general, the business and operations of the Company or any of the other Company Released Parties in addition to any other work product, calculations, files, maps, logs, flowcharts and other related and/or similar information to which you had access through the Company, its partners or consultants are considered confidential and are not to be disseminated or disclosed by you to any other parties, except as may be required by law or judicial process. In the event you are required to disclose such information to any other party, you shall provide the Company immediate written notice to enable the Company to seek, at the Company's discretion and expense, a protective order or take other such action as the Company in its sole discretion deems advisable or necessary. You further agree that in the event it appears that you will be compelled by law or judicial process to disclose such confidential information, you will notify Mr. Philip D. Devlin, General Counsel, in writing at 4925 Greenville Avenue, Suite 1400, Dallas, Texas, 75206, immediately upon your receipt of any such notice, a subpoena or other legal process.

6.    General Release.

      (a) Except for the obligations of the Company and the Company Released Parties to be performed hereunder and in consideration of the Settlement Consideration described above, you and your family members, heirs, successors, and assigns (collectively, the "Employee Released Parties") hereby release, acquit, and forever discharge any and all claims and demands of whatever kind or character, whether vicarious, derivative, or direct, that you or they, individually, collectively, or otherwise, may have or assert against (i) National Energy Group, Inc. or (ii) any officer, director, stockholder, fiduciary, agent, employee, representative, insurer, attorney, or any successors and

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Mr. Miles D. Bender
November 24, 1998
Page 5


            assigns of National Energy Group, Inc. (collectively, the "Company Released Parties"). This Separation Agreement includes but is not limited to any claim or demand based on any federal, state, or local statutory or common law that applies or is asserted to apply, directly or indirectly, to the formation of your employment relationship, your employment relationship, or the termination of your employment relationship with the Company. Thus, you and the other Employee Released Parties agree not to make any claims or demands against the Company or any of the other Company Released Parties such as for wrongful discharge; unlawful employment discrimination; retaliation; breach of contract (express or implied); breach of the duty of good faith and fair dealing; violation of the public policy of the United States, the State of Texas, or any other state; intentional or negligent infliction of emotional distress; tortious interference with contract; promissory estoppel; detrimental reliance; defamation of character; duress; negligent misrepresentation; intentional misrepresentation or fraud; invasion of privacy; loss of consortium; assault; battery; conspiracy; bad faith; negligent hiring or supervision; any intentional or negligent act of personal injury; any alleged act of harassment or intimidation; or any other intentional or negligent tort; or any alleged violation of the Age Discrimination in Employment Act of 1967; Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act of 1990; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Texas Commission on Human Rights Act; or the Texas Wage Payment Statute, Tex. Rev. Civ. Stat. Ann. art. 5155.

      (b) Except for your obligations to be performed hereunder, the Company and the other Company Released Parties hereby release, acquit, and forever discharge any and all claims and demands of whatever kind or character, whether vicarious, derivative, or direct, that it or they, individually, collectively, or otherwise may have or assert against you or any of the other Employee Released Parties. This Separation Agreement includes, but is not limited to, any claim or demand based on any federal, state, or local statutory or common law that applies or is asserted to apply, directly or indirectly, to the formation of your employment relationship, your employment, the termination of your employment relationship with the Company, or your service as an officer or director of the Company or any of its subsidiaries.

      (c) Except as otherwise provided herein, the effect of this Separation Agreement is to mutually release, acquit, and forever discharge any and all claims and demands of whatever kind or character, that either party, the Employee Released Parties, or the Company Released Parties may now have, or hereafter have or assert against each other arising out of the employment relationship (including the formation and termination thereof) which has existed between you and the Company or your service


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Mr. Miles D. Bender
November 24, 1998
Page 6

            as an officer or director of the Company or any of its subsidiaries. It is further agreed that each of you and the Company agree to indemnify and hold harmless the other for any breach of the provisions of this Separation Agreement by the respective Employee Released Parties or Company Released Parties which results in damage to the other or to the respective parties hereto. This mutual general release does not include: (i) the executory obligations of either party yet to be performed, (ii) any rights, claims or obligations which may accrue as between the parties after the date of this Separation Agreement, or (iii) any rights, claim or obligation to defend, indemnify (and any related rights by virtue of Company insurance arrangements) in favor of you and any Employee Released Party in connection with your service as an officer and/or director of the Company or any of its subsidiaries.

      (d) The parties acknowledge that the general release provisions of subsection (a) of this paragraph and the obligations of Paragraph 7 and Paragraph 8 of this Separation Agreement are contingent upon and undertaken by you in exchange for the Settlement Consideration described in Paragraph 3. Accordingly, notwithstanding anything herein to the contrary, if you are required, for any reason, to return any material portion of the Settlement Consideration described in Paragraph 3, then your obligations under the foregoing General Release provision and under the provisions of Paragraph 7 and Paragraph 8 shall be deemed, at your option, null and void, and upon your return of such material portion of the Settlement Consideration, you shall be entitled to assert any rights and claims you may have against the Company, including the Employment Agreement, as if this Separation Agreement had never been executed and delivered.

7. Confidentiality of this Separation Agreement and Nondisparagement. In consideration of the Special Separation Benefits described above, each of the Company and you agree that the terms of this Separation Agreement shall be and remain confidential, and shall not be disclosed by you and the other Employee Release Parties or the Company and the other Company Released Parties to any party other than your spouse, attorney, accountant or tax return preparer; provided such persons have agreed to keep such information confidential, and except as may be required by law or judicial process. Each of the Company and you further agree, except as compelled by law or judicial process, not to cooperate or supply information of any kind in any proceeding, investigation, or inquiring raising issues under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Texas Commission on Human Rights Act, or the Texas Wage Payment Statute, Tex. Rev. Civ. Stat. Ann. art. 5155, or any other federal, state, or local law, involving the formation of your employment relationship, your employment relationship, the termination of your employment


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Mr. Miles D. Bender
November 24, 1998
Page 7


      relationship, or the employment of other persons by the Company or any of the Company Released Parties. In the event it appears that either party hereto shall be compelled by law or judicial process to disclose the terms and conditions of this Separation Agreement, such party shall immediately notify the other party in writing and provide a copy of any notice that such disclosure is being requested or required so that such party at its sole discretion and expense may seek a protective order or take other such action as such party in its sole discretion deems advisable or necessary.

      You and the other Employee Released Parties further agree not to make any statement, oral or written, which directly or indirectly impugns the quality or integrity of the Company's or any of the Company Released Parties' business practices, or to make any other disparaging or derogatory remarks or statements, oral or written, about the Company or any of the Company Released Parties, their officers, directors, stockholders, managerial personnel, or other employees or their partners and consultants to any other parties; provided, however, that nothing herein shall limit your right to provide full and truthful testimony as required by subpoena or other legal process. You agree and acknowledge that should you breach this obligation, in addition to any other remedy the Company may have at law or in equity, you may be required to repay the Settlement Consideration provided to you pursuant to this Separation Agreement, but all other provisions of this Separation Agreement shall remain in full force and effect.

      In consideration of the General Release, the Confidentiality of Separation Agreement and Nondisparagement provision, and the Agreement Regarding Solicitation of Employees and Consultants, set forth herein, the Company and the Company Released Parties agree that it and they, respectively, shall instruct its officers, directors, managerial personnel, or other employees not to make any statement, oral or written, which directly or indirectly impugns the quality or integrity of you or any of the Employee Released Parties' business practices, or to make any other disparaging or derogatory remarks or statements, oral or written, about you or your employment with the Company; provided, however, that nothing herein shall limit the Company Released Parties' right to provide full and truthful testimony as required by subpoena or other legal process. Any material breach of this obligation will, in addition to any other remedy you may have at law or in equity, relieve you of the duties and obligations provided for in this Separation Agreement.

8. Agreement Regarding Solicitation of Employees. In consideration of the monetary payments and other benefits provided to you or on your behalf by the Company in this Separation Agreement, you acknowledge and agree that for a period of one (1) year following the termination of your employment with the Company, you will not, directly or indirectly, for your own account or for the benefit of any other person or party, solicit, induce, entice, or

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Mr. Miles D. Bender
November 24, 1998
Page 8


      attempt to entice any employee, or independent contractor of the Company to terminate his or her employment relationship, agreements or contracts with the Company.

9. Nonadmission of Liability and Wrongdoing. This Separation Agreement is entered into for the purpose of resolving and settling any and all disputed issues between you and the Company, including without limitation, issues related to the Employment Agreement. Accordingly, it is acknowledged that this Separation Agreement does not in any manner constitute an admission of liability or wrongdoing on your part or that of the Company, but that you and the Company expressly deny any such liability or wrongdoing, and enter into this Separation Agreement for the sole purpose of avoiding further trouble and expense, including potential litigation; and, except to the extent necessary to enforce this Separation Agreement, neither this Separation Agreement, nor any part of it may be construed, used, or admitted into evidence in any judicial, administrative, or arbitral proceedings as an admission of any kind by the Company, the Company Released Parties, or you or any of the Employee Released Parties.

10. Authority to Execute. Each of the parties hereto warrants and agrees that it (i) has full power and authority to execute, deliver and perform the obligations contained in this Separation Agreement, (ii) is a legally binding and enforceable agreement in accordance with its terms and conditions, (iii) has the power and authority to bind its respective Released Parties, and (iv) does not violate, conflict with or constitute a breach or default under any statute, rule, ordinance, regulation or administrative order of any federal, state, county or municipal court, board, office, agency or commission.

11. GOVERNING LAW AND INTERPRETATION. THIS SEPARATION AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES UNDER IT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND PERFORMED IN DALLAS COUNTY, TEXAS. Subject to Paragraph 6(d), if any provision of this Separation Agreement is held to be unenforceable, such provision shall be considered separate, distinct, and severable from the other remaining provisions and shall not affect the validity or enforceability of such other remaining provisions, and that, in all other respects, this Separation Agreement shall remain in full force and effect. If any provision of this Separation Agreement is held to be unenforceable as written and may be made to be enforceable by limitation thereof, then such provision shall be enforceable to the maximum extent permitted by applicable law and to the extent the remaining provisions further accomplish the goals, benefits and intent of this Separation Agreement. The language of all parts of this Separation Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.


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Mr. Miles D. Bender
November 24, 1998
Page 9


12. Expiration of Offer. The Company's offer of the proposed Settlement Consideration will expire at midnight on the 21st day (the "Expiration of Offer") following the date of this correspondence You may accept this offer at any time before the Expiration of Offer by executing this Separation Agreement and returning it to the designated representative of the Company. Whether or not you execute this Separation Agreement, you will receive the items set forth in Paragraph 2 and are required to follow the obligations set forth in Paragraphs 4 and 5 hereof.

13. The Effective Date. This Separation Agreement will become effective and enforceable seven (7) days after your execution hereof (the "Effective Date"). At any time prior to the Effective Date, you may revoke your acceptance of this Separation Agreement by delivering written notice thereof to the Company. You further agree to execute and deliver to the Company the Reaffirmation of this Separation Agreement, attached hereto as Exhibit "A", within seven (7) days of the execution and delivery of this Separation Agreement.

14. Consultation With Counsel. You have the right to consult, and are encouraged by the Company to consult, an attorney before executing this Separation Agreement.

15. Voluntary Agreement. You and the Company acknowledge that execution of this Separation Agreement is knowing and voluntary, that you and the Company have had reasonable time to deliberate regarding its terms, and that you and the Company have had the right to consult with an attorney.

16. Entire Agreement. This Separation Agreement contains and constitutes the entire understanding and agreement between you and the Company and may be modified only by a writing of contemporaneous or subsequent date executed by both you and an authorized officer of the Company.

17. In the event of a dispute between the parties to this Separation Agreement, the parties agree not to file any action or petition in any court of law or equity for any relief, but to participate in good faith in a minimum of four (4) hours of mediation in Dallas, Texas with an attorney-mediator who trained and certified by the American Arbitration Association, the United States Arbitration and Mediation Service, or any comparable organization, and to abide by the mediation procedures of such organization. The parties agree to equally bear the costs of the mediation. In the event the parties cannot resolve their dispute through mediation as described herein, the parties agree to participate in binding arbitration pursuant to the rules of the American Arbitration Association or mutually agreeable similar organization. Such arbitration shall be held in Dallas, Texas, shall be binding and nonappealable and a judgment


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Mr. Miles D. Bender
November 24, 1998
Page 10


      on the award to the prevailing party (inclusive of reasonable attorney's fees and costs) may be entered in any court having competent jurisdiction.

      If you are in agreement with the terms of this Separation Agreement, please execute the attached duplicate of this letter in the space provided below. By executing this Separation Agreement, you acknowledge that (a) you have been offered at least twenty-one (21) days to consider the terms of this Separation Agreement, (b) you were advised by the Company to consult with an attorney regarding the terms of this Separation Agreement, (c) you have consulted with, or have had sufficient opportunity to consult with, an attorney of your own choosing regarding the terms of this Separation Agreement, (d) any and all questions regarding the terms of this Separation Agreement have been asked and answered to your complete satisfaction, (e) you have read this Separation Agreement and fully understand its terms and their importance, (f) the Settlement Consideration described in Paragraph 3 of this Separation Agreement is good and valuable and of a kind to which you were not otherwise entitled, and (g) you are entering into this Separation Agreement voluntarily, of your own free will, and without any coercion, undue influence, threat or intimidation of any kind or type whatsoever.

Sincerely,

National Energy Group, Inc.                  ACCEPTED AND AGREED THIS
                                             24th DAY OF NOVEMBER, 1998.

By:  /s/ BOB G. ALEXANDER                    /s/ MILES D. BENDER
     ----------------------------            -------------------------------
Name:   Bob G. Alexander                     Name: Miles D. Bender,
Title:   President and                             an Individual
        Chief Executive Officer

                                  EXHIBIT "A"

                     REAFFIRMATION OF SEPARATION AGREEMENT


         I, Miles D. Bender, acknowledge that I executed that certain separation agreement (the "Separation Agreement") with National Energy Group, Inc. (the "Company") and that during the seven (7) day period immediately following my execution of the Separation Agreement, I had the right to revoke the Separation Agreement at any time. By executing the Separation Agreement, I also understand that I agreed that I would receive no benefits thereunder unless and until I executed this reaffirmation agreement (this "Reaffirmation").

         By executing this Reaffirmation, I now affirm and attest that I (a) have not heretofore, or contemporaneously with the execution of this Reaffirmation, revoked, or attempted to revoke the Separation Agreement, either by notice to the Company, or otherwise, and (b) am now, by virtue of my execution of this Reaffirmation, within seven (7) days after the execution of the Separation Agreement, fully bound by all of the terms and conditions of the Separation Agreement.

                   EXECUTED this 2nd day of December, 1998.


                                /s/ MILES D. BENDER
                                ------------------------------------
                                Miles D. Bender,
                                an Individual


THE STATE OF TEXAS         )
                           )
COUNTY OF DALLAS           )

         BEFORE ME, the undersigned, a Notary Public, on this day personally appeared Miles D. Bender, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

         GIVEN UNDER MY HAND AND SEAL OF OFFICE this 2nd day of December, 1998.


                                 /s/ MARILYN J. GRAHAM
                                 ------------------------------------
[SEAL]                           Notary Public, State of Texas